Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE OF CLAIMS

Jay Cho (hereafter referred to as “the Employee”) and lntevac, Inc. (hereafter referred to as “lntevac” or “the Company”) mutually desire to define their rights and liabilities with respect to one another in connection with the termination of the Employee’s employment with lntevac and/or any of its parent, subsidiary and affiliated entities on March 1, 2022. Accordingly, the parties agree as follows:

1. Severance benefits. In exchange for the consideration described herein, lntevac hereby agrees to:

(a)

pay to the Employee a sum equivalent to 6 months of base pay, less deductions required by law, for which the Employee returns the signed original of this Severance Agreement and Release of Claims (hereafter referred to as “this Agreement”) to the Company.

2. Release of claims by Employee. In exchange for the consideration described below, the Employee hereby releases and discharges fully lntevac and its parent, subsidiary and affiliated entities, and the current and former shareholders, directors, officers, employees, agents and representatives of lntevac and its parent, subsidiary and affiliated entities (which entities and persons, together with lntevac, are hereafter referred to collectively as “the Released Parties”), from any and all claims, liabilities, charges and causes of action of any kind whatsoever which the Employee holds or may hold against them as of the date on which he or she signs this Agreement, including, but not limited to:

(a)	any and all rights and claims relating to or in any manner arising from the Employee’s employment or the termination of his or her employment;

(b)	any and all rights and claims arising under the California Fair Employment and Housing Act (Government Code section 12900 et seq.) and similar laws of any jurisdiction;

(c)	any and all claims arising under the Civil Rights Act of 1964 (42 U.S.C. 2000, et seq.) and similar laws of any jurisdiction;

(d)	any and all claims arising under the Americans with Disabilities Act (29 U.S.C. 706 et seq.) and similar laws of any jurisdiction;

(e)	any and all rights and claims arising the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.) and similar laws of any jurisdiction;

(f)

any and all rights and claims arising under the Family and Medical Leave Act (29 U.S.C. section 2601 et seq.), the California Family Rights Act (Government Code section 12945.2) and similar laws of any jurisdiction;

(g)	any and all claims for violation of the Fair Labor Standards Act California Labor Code, California Wage Orders, and similar laws of any jurisdiction; and

(h)

any and all claims for breach of contract, breach of the covenant of good faith and fair dealing, retaliation, discrimination, harassment, invasion of privacy, infliction of emotional distress, defamation and misrepresentation.

This Agreement shall not apply, however, to any rights and claims not subject to waiver by law, including, but not limited to, claims for unemployment insurance benefits, claims for workers’ compensation benefits and rights to indemnity under applicable law.

3. Scope of release. The Employee understands and intends that the rights, claims and causes of action released herein include all legal, contractual, statutory and equitable rights, claims and causes of action and held by him or her against the Released Parties or any of them (except those rights, claims and causes of action not subject to waiver by law), regardless of whether those rights, claims, or causes of action are presently existing, known or anticipated.

4. Due consideration; right to rescind in part. The Employee represents and agrees that:

(a)	he has had the opportunity to consider this Agreement for at least 45 days before signing it;

(b)	he has had a reasonable opportunity to consult an attorney before signing this Agreement;

(c)	he has read this Agreement in full and understands all of the terms and conditions set forth herein;

(d)	he knowingly and voluntarily agrees to all of the terms and conditions set forth herein and intends to be legally bound by them;

(e)	he may rescind this Agreement for seven days after signing it; and

(f)	this Agreement will not become effective or enforceable until seven days after he or she has signed it.

5. New or different facts; application of release to unknown claims. The Employee acknowledges that he or she may hereafter discover facts different from or in addition to those now known or believed to be true regarding the subject matter of the Agreement, but:

(a)	agrees that this Agreement shall remain in full force and effect notwithstanding the existence or discovery of any such new or different facts; and

(b)

hereby waives all rights to which he or she may be entitled pursuant to California Civil Code section 1542, which provides: A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

6. No existing claims: covenant not to file claims. The Employee represents that he or she has not filed any complaints, claims, grievances or actions against any of the Released Parties with any state, federal or local court or agency and covenants not to file any complaints, claims, grievances or actions (other than those not subject to waiver by law) against any of the Released Parties herein at any time hereafter based on events occurring on or before the date on which he or she signs this Agreement.

7. Payment of wages and benefits. The Employee acknowledges and agrees that lntevac paid to him or her by the date on which the Employee’s employment terminated all wages, including accrued vacation, earned by him or her through that date.

8. Non-disparagement. The Employee agrees not to defame, disparage or criticize any of the Released Parties at any time.

9. Confidentiality of Agreement. The Employee agrees to not to disclose the existence of this Agreement, the terms of the Agreement or any information relating to this Agreement to anyone other than his or her spouse (if any), his or her attorney(s), his or her tax preparer and any party to whom disclosure is necessary in order to comply with the law.

10. Non-solicitation of employees and contractors. During the term of the Employee’s employment with lntevac or any of its parent, subsidiary or affiliated entities (hereafter referred to as “the lntevac Companies”) and at all times thereafter, the Employee shall not use any of the lntevac Companies’ Confidential Information to solicit any employee or contractor of the lntevac Companies to discontinue working for any of the lntevac Companies or to provide service to any other person or entity in competition with the lntevac Companies without lntevac’s written consent. As used in this Agreement, the term “Confidential Information” shall mean information that (a) derives economic value from not being known to the general public or others who can obtain economic value from its disclosure or use and (b) is the subject of reasonable efforts on the part of the lntevac Companies to maintain its secrecy.

11. Non-solicitation of customers. During the Employee’s employment with the lntevac Companies and at all times thereafter, the Employee shall not utilize any Confidential Information of the lntevac Companies to solicit any customer of the lntevac Companies to (a) purchase goods or services from any person or entity whose goods or services could be used as substitutes for those of the lntevac Companies or (b) discontinue purchasing goods and/or services from the lntevac Companies.

12. Preservation of Confidential Information. During and after the Employee’s employment with the lntevac Companies, the Employee shall not use any of the lntevac Companies’ Confidential Information for any purpose other than to fulfill his or his her duties to the lntevac Companies and shall not disclose any such information to any third party without the express written consent of the lntevac Companies.

13. Return of Company property. The Employee shall return to lntevac on the date on which his or her employment terminates, or at such other time as the Company may request, all property of the lntevac Companies in the Employee’s possession, custody or control. Notwithstanding any other provisions in this Agreement, lntevac shall not be required to provide the Employee with the consideration described in section 1 of this Agreement until the Employee has returned to it all property of the lntevac Companies in his or her possession, custody or control.

14. Successors and assigns. Each party represents that it has not transferred to any person or entity any of the rights released or transferred through this Agreement. The parties agree that this Agreement shall be binding upon the future successors and assignees of lntevac, if any. The Employee may not delegate or assign any of his or obligations pursuant to this Agreement.

15. Severability. If a court of competent jurisdiction declares or determines that any provision of this Agreement is invalid, illegal or unenforceable, the invalid, illegal or unenforceable provision(s) shall be deemed not a part of the Agreement, but the remaining provisions shall continue in full force and effect. If a court declares or determines that any of the release provisions set forth in section 2 above are invalid, illegal or unenforceable, however, lntevac shall have the option of declaring this Agreement null and void and, in such event, the Employee shall return to lntevac all consideration provided to the Employee to date pursuant to this Agreement.

16. Further Assurances. The Employee agrees to perform such actions, and to execute such additional documents, if any, as may be necessary or appropriate to effectuate the intent of this Agreement.

17. Costs and fees. Each party shall bear any costs and fees it may incur in connection with this Agreement and neither shall be entitled to recover such costs or fees from the other.

18. Remedy for breach. Each party, upon breach of this agreement by the other, shall have the right to seek all necessary and proper relief, including, but not limited to, specific performance, from a court of competent jurisdiction and the party prevailing in such a suit shall be entitled to recover reasonable costs and attorney fees.

19. Governing law. The laws of the State of California shall govern the construction and enforcement of this Agreement, except that the Agreement shall be interpreted as through drafted jointly by the Employee and lntevac.

20. Entire agreement; modification. This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements or understandings, both written and oral, between the parties regarding the subject matter of this Agreement. The parties may modify this Agreement only through a writing signed by each.

21. No reliance on representations by other party or other party’s representatives. The parties agree and represent that they have not relied and do not rely upon any representation or statement regarding the subject matter or effect of this Agreement made by any other party to this Agreement or any party’s agents, attorneys or representatives.

Date: February 28, 2022	/s/ Jay Cho
Jay Cho

Date: February 28, 2022	/s/ Kimberly Burk
Kimberly Burk
Vice President of Global Human Resources